Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Assured Guaranty Ltd. of our report dated February 28, 2020 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Assured Guaranty Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2019, and our report dated March 30, 2020 relating to the financial statements of Assured Guaranty Corp., which appears in Assured Guaranty Ltd.’s Current Report on Form 8-K dated March 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
New York, New York
June 3, 2020